Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Impax Laboratories, Inc.
We consent to the use of our reports dated March 1, 2017, with respect to the consolidated balance sheets of Impax Laboratories, Inc. and its subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference.

/s/ KPMG LLP
Philadelphia, Pennsylvania
August 29, 2017